Exhibit 10.3

AMENDMENT AND WAIVER

This Amendment and Waiver (this “Agreement”) is entered into as of September 8, 2022 (the “Effective Date”), by and between PAVmed Inc., a Delaware corporation with offices located at One Grand Central Place, Suite 4600, New York, NY 10165 (the “Company”) and the investor signatory hereto (the “Investor”), with reference to the following facts:

A. The Company and the Investor are parties to that certain Securities Purchase Agreement, dated as of March 31, 2022, by and among the Company and the Investor (as the same may be amended from time to time, the “March 2022 Securities Purchase Agreement”), pursuant to which the Company issued to the Investor a senior secured convertible note (the “Note”), convertible into shares of Common Stock, in accordance with the terms thereof.

B. The Company desires to issue and sell to the Investor, and the Investor desires to purchase from the Company, an Additional Note in the original principal amount of $11,250,000, pursuant to Section 1(b)(ii) of the March 2022 Securities Purchase Agreement (the “Proposed Additional Closing,” and the senior secured convertible note to be issued to the Investor pursuant to the Proposed Additional Closing, the “Additional Note,” and together with the Note, the “Investor Notes”).

C. The Investor has agreed to waive certain of the Additional Notice Conditions in respect of Proposed Additional Closing effective upon consummation thereof, and the Investor and the Company also have agreed to amend the March 2022 Securities Purchase Agreement, as provided herein.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Amendments. Effective as of the time the Company and the Investor shall have executed and delivered this Agreement (the “Effective Time”), the following shall occur:

a.	Form of Notes. The form of Additional Note in the March 2022 Securities Purchase Agreement, solely with respect to the Additional Closings, is hereby replaced with the form of Note attached hereto as Exhibit A-1 (the “Form of Additional Note”).

b.	Schedule of Buyers. The Schedule of Buyers to the March 2022 Securities Purchase Agreement is hereby amended and restated in the form of Exhibit B attached hereto.

c.	Definition of Excluded Securities in March 2022 Securities Purchase Agreement. The definition of “Excluded Securities” in Section 4(m) of the March 2022 Securities Purchase Agreement, is hereby amended to include up to $5,000,000 in gross proceeds from sales of shares of Common Stock issued by the Company in connection with an “at the market” transaction with a registered broker-dealer (a “Permitted Variable Rate Transaction”).

2. Waivers. Effective as of the Effective Time:

a.	Solely with respect to the Proposed Additional Closing, the Investor hereby waives clauses (xxiii) and (xxiv) of Section 7(b) of the March 2022 Securities Purchase Agreement.

b.	Solely with respect to the Proposed Additional Closing, the Investor hereby waives, in part, clause (xxvii) of Section 7(b) of the March 2022 Securities Purchase Agreement such that the existence of the contemplated Proposed Additional Closing shall not violate clause (vii) of the definition of “Equity Conditions” and the Company further waives the requirement for a Volume Failure not to exist with respect to the Proposed Additional Closing, as used in clause (ix) of the definition of “Equity Conditions.”

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c.	The Investor hereby waives Section 4(p) of the March 2022 Securities Purchase Agreement, in part, such that the Company shall not be in breach of such section as a result of the consummation of a Permitted Variable Rate Transaction.

d.	The Investor hereby waives Section 15(t)(ii) of each of the Investor Notes, in part, such that on any given date during the period commencing on the Effective Time through, and including, March 5, 2023 (the “Waiver Period”), if the ratio of the Outstanding Value (as defined in each of the Investor Notes) of all of the Notes (as defined in each of the Investor Notes) then outstanding as of such time of determination to the quotient of (x) the sum of the Market Capitalization (as defined in each of the Investor Notes) for each Business Day during the ten (10) consecutive Business Days immediately prior to such time of determination, divided by (y) ten (10) does not exceed 50% and the Market Capitalization is at no time less than $75 million, the Company shall not be in breach of Section 15(t)(ii) of the Notes and the Ratio of Outstanding Value to Market Capitalization Test (as defined in each of the Investor Notes) shall be deemed to be satisfied on such applicable given date. For the avoidance of doubt, after the Waiver Period, the waiver set forth in this Section 2(c) shall have no further force and effect and the covenant of the Company set forth in Section 15(t)(ii) of each of the Investor Notes shall be in effect as originally set forth in each of the Investor Notes.

e.	The definitions of “Price Failure” and “Volume Failure” in the Note are hereby, waived, in part, such that no Price Failure and/or Volume Failure shall be deemed to have occurred under the Note unless a Price Failure and/or Volume Failure, as applicable, shall have occurred under the terms of the Additional Note (for the avoidance of doubt, this waiver shall have the same effect as if the definitions of “Price Failure” and “Volume Failure” in the Note were replaced with the definitions of such terms as set forth in the Additional Note).

3. Ratifications. Except as otherwise expressly provided herein, each of the Securities Purchase Agreements, the Notes and each other Transaction Document (as defined in each of the Securities Purchase Agreements) is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all.

4. No Material Non-Public Information. Nothing in this Waiver constitutes material non-public information and the Company has previously disclosed all material, non-public information (if any) provided to the Investor by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents in connection with the transactions contemplated by hereby (other than the disclosure of the pendency of the Proposed Additional Closing). The Company acknowledges and agrees that no confidentiality or similar obligations under any agreement, whether written or oral, between the Company, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Investor or any of its affiliates, on the other hand, relating to the transactions contemplated hereby, exists as of the date hereof. Notwithstanding anything contained in this Agreement to the contrary and without implication that the contrary would otherwise be true, the Company expressly acknowledges and agrees that the Investor shall not have (unless expressly agreed to by the Investor after the date hereof in a written definitive and binding agreement executed by the Company and the Investor), any duty of confidentiality with respect to any material, non-public information regarding the Company or any of its Subsidiaries.

5. Fees and Expenses. Except for a non-accountable amount of $25,000, which shall be paid by the Company to Kelley Drye & Warren LLP on behalf of the Investor, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement and the Proposed Additional Closing.

6. Capitalized Terms. Capitalized terms used but not defined herein have the meanings set forth in the Securities Purchase Agreements, or if not defined therein, in the Notes.

7. Miscellaneous Provisions. Section 9 of the Securities Purchase Agreement is hereby incorporated by reference herein, mutatis mutandis.

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IN WITNESS WHEREOF, the Investor and the Company have executed this Waiver as of the date set forth on the first page of this Waiver.

COMPANY:

PAVMED INC.

By:
Name:	Lishan Aklog, M.D.
Title:	Chairman and Chief Executive Officer

INVESTOR:

Alto Opportunity Master Fund, SPC - Segregated Master Portfolio B

By:
Name:
Title: